As filed with the Securities and Exchange Commission on August 4, 2011

Registration No. 333-158561

Registration No. 333-156684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-158561

Post Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-156684

Sterling Bancshares, Inc.	Texas	74-2175590
(Exact name of registrant as specified in its charter)	(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

2950 North Loop West, Suite 1200 Houston, Texas 77092 (713) 466-8300	James W. Goolsby, Jr., Esq. Executive Vice President & General Counsel 2550 North Loop West, Suite 600 Houston, Texas 77092 (713) 466-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gregory C. Hill

Locke Lord Bissell & Liddell LLP

600 Travis Street, Suite 3400

Houston, Texas 77002-3095

(713) 226-1200

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Sterling Bancshares, Inc. (the “Registrant”):

File No. 333-158561, pertaining to the registration of an indeterminate principal amount and number of each of the identified securities, up to a proposed maximum aggregate offering price of $150,000,000, for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices. Securities identified in the Registration Statement include (i) preferred stock, par value $1.00 per share (the “Preferred Stock”), (ii) common stock, par value $1.00 per share (the “Common Stock”), and (iii) warrants (the “Warrants”).

File No. 333-156684, pertaining to the registration of (a) 125,198 shares of Fixed Rate Cumulative Perpetual Preferred Stock Series J, $1.00 par value per share (the “Series J Preferred Stock”), (b) a warrant for the purchase of 2,615,557 shares of Common Stock with an initial per share exercise price of $7.18, (c) the 2,615,557 shares of Common Stock issuable upon exercise of such warrant, and (d) such additional number of shares of Series J Preferred Stock and Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

On January 16, 2011, the Registrant entered into an Agreement and Plan of Merger with Comerica Incorporated, a Delaware Corporation (“Comerica”) (as amended, the “Merger Agreement”). The Merger Agreement provides for the Registrant to merge with and into Comerica (the “Merger”), with Comerica continuing as the surviving corporation following the Merger.

In connection with the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the following securities of the Registrant registered but unsold under the Registration Statements:

•	Securities with a maximum aggregate offering price of $40,000 registered under File No. 333-158561.

•	125,198 shares of Series J Preferred Stock and 2,615,557 shares of Common Stock registered under File No. 333-156684.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of August, 2011. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

STERLING BANCSHARES, INC.

By:	/s/ James W. Goolsby, Jr.

Name:	James W. Goolsby, Jr.
Title:	Executive Vice President & General Counsel